Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Finance of America Companies Inc.

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 15, 2022, relating to the consolidated financial statements of Finance of America Companies Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

June 17, 2022